EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119697 and 333-137107) of Huron Consulting Group Inc. of our report dated February 24, 2009, except for the restatement described in note 3 to the consolidated financial statements and the matter described in the fourth paragraph of management’s report on internal control over financial reporting, for which the date is August 17, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 17, 2009